Exhibit 99.1

NEWS RELEASE

Nabors expects lower 2Q 2012 Operating Income of $220—$230 million with higher Pressure Pumping and International costs. EPS will also reflect non-cash impairments from ceiling test, consolidation and other asset charges of approximately $300 million.

HAMILTON, Bermuda, July 17, 2012 – Nabors Industries Ltd. (NYSE:NBR) today announced that it expects its second quarter operating results to be below consensus estimates. The shortfall is attributable to lower than expected results primarily from its Pressure Pumping and, to a lesser extent, its International operations, partially offset by better results in its other US land operations. The lower results are primarily attributable to higher costs. As previously indicated, income from continuing operations will also reflect a non-cash impairment representing Nabors’ portion of the lower reserve valuation in its NFR Energy affiliate resulting from the quarterly ceiling test utilizing the lower 12-month rolling average natural gas price. In addition, the company anticipates other non-cash impairments associated with the consolidation of two of its segments and the retirement of inactive rigs in its Canadian operations.

Tony Petrello, Nabors’ Chairman and CEO commented, “This quarter’s shortfall is disappointing, notwithstanding the progress we are making in streamlining and focusing the company’s operations. The largest component of the shortfall is attributable to the increasingly competitive spot market in pressure pumping where pricing and utilization continued to deteriorate while costs spiked in the quarter. Nonetheless, our US Pressure pumping results will reflect operating cash flow in the range of $70—$75 million as a result of our favorable mix of term versus spot work. The international shortfall resulted from a combination of higher costs and the slippage of the startup of two impactful rigs into July. The higher costs are primarily attributable to unreimbursed local labor and other operating costs in certain Middle East venues, as well as higher repair and maintenance expenses associated mostly with bulk purchases of critical spares for certain operations.

“As a part of our announced strategy to improve our operating performance, we have taken initial steps to consolidate our US well-servicing and pressure pumping operations into one entity, Nabors Completion and Production Services, which we believe will better position the Company to serve our customers in a more unified and disciplined manner. This necessitates the impairment of the intangible asset value associated with the Superior trade name amounting to approximately $75 million. Combined with the impairment of inactive Canadian drilling rigs, miscellaneous other Completion and Production Services assets and approximately $26 million of goodwill in our International and US Offshore units, we expect these non-cash charges to approximate $150 million. Our portion of the NFR Energy ceiling test should amount to a reduction in our carrying value of approximately $150 million.

“Despite these cost issues and a more than $80 million seasonally driven sequential decrease in our Alaska and Canada operations, our operating cash flow remains healthy at nearly $500 million for the seasonally low second quarter and nearly $1.1 billion for the first half.”

The Nabors companies own and operate approximately 501 land drilling rigs throughout the world and approximately 743 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 40 platform rigs, 12 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with over approximately 805,000 hydraulic horsepower currently in service. Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services. Nabors participates in most of the significant oil and gas markets in the world.

NEWS RELEASE

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements. The projections contained in this release reflect management’s estimates as of the date of the release. Nabors does not undertake to update these forward-looking statements.

For further information, please contact Dennis A. Smith, Director of Corporate Development & Investor Relations at 281-775-8038. To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

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